Exhibit 10.59

Execution version

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

API SUPPLY AGREEMENT

(Vancomycin hydrochloride)

This SUPPLY AGREEMENT (the “Agreement”) is entered into as of September 26, 2016 (the “Effective Date”) by and between

(A) Savara Inc. (doing business as Savara Pharmaceuticals), Reg. No. 4317464, a corporation duly organized and incorporated under the laws of Delaware having its principal place of business at 900 S. Capital of Texas Highway, Suite 150, Austin, TX 78746, United States (“Buyer”), and

(B) Xellia Pharmaceuticals ApS, Reg. No. 61094628, a corporation duly organized and incorporated under the laws of Denmark having its registered office at Dalslandsgade 11, DK-2300 Copenhagen S., Denmark (“Seller”)

Buyer and Seller are together collectively referred to as the “Parties” and each individually as a “Party”.

Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 1 hereof.

WHEREAS, Seller is in the business of manufacturing and supplying the active pharmaceutical ingredient vancomycin hydrochloride (the “API” as defined below) for use by third parties in finished pharmaceutical products; and

WHEREAS, Buyer desires to have Seller supply Buyer with the API to be used in Buyer’s manufacture of certain finished pharmaceutical products (the “Finished Product” as defined below), pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, Seller desires to supply Buyer with the API pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of these premises and the covenants, agreements and stipulations hereinafter set forth, the Parties hereto agree as follows:

1	Definitions

In this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean with respect to each Party, any corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with that Party. For purposes of this definition, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. For the purposes of this Agreement, Xellia’s Affiliates shall only include Xellia’s parent company New Xellia Group A/S (Danish Reg. no. 35235299) and the companies under its direct or indirect control.

CONFIDENTIAL 1 OF 17

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Agreement Quarters” shall mean for the Term (as defined below), each of the three (3) month periods ending March 31, June 30, September 30 and December 31, respectively.

“API” shall mean vancomycin hydrochloride, non-sterile, micronized.

“cGMP” shall mean the current good manufacturing practices as required by the regulations and requirements of the FDA (as defined below).

“Calendar Year” shall mean the twelve (12) month period between 1 January and 31 December, inclusive.

“Commercial Launch” shall mean, for the Finished Product (as defined below), Buyer’s first sale of the Finished Product in the Territory (as defined below), for which payment is received for use or consumption by the general public of the Finished Product after all required marketing authorizations have been granted. Commercial Launch shall not include sale of the Finished Product for use in clinical studies or for compassionate use prior to regulatory approval.

“Confidential Information” shall mean any documents and information relating to the API, the business of the Parties or this Agreement which is communicated by the one Party to the other Party before or during the Term, whether in written, oral, graphic, electronic, website-based, or other form, including without limitation, proprietary product information, technical, financial, employment related, regulatory or legally sensitive information, trade secrets, business methods, practices and plans, and pricing, cost, supplier, customer and manufacturing information, including but not limited to specifications, compounds, ingredients, formulae, recipes, samples, reports, methods, plans, drawings, know-how, inventions and patent disclosures as well as reports made in connection with inspections according to Section 5.6.

“Facility” shall mean Seller’s Affiliate’s facility located in Taizhou, China, and Seller’s facility located in Copenhagen, Denmark, or such other facilities designated in writing from time to time by Seller and accepted in writing by Buyer in accordance with this Agreement.

“FDA” shall mean the United States Food and Drug Administration.

“Finished Product” shall mean all finished pharmaceutical products for which Buyer will utilize the API.

“Firm Commitment” shall have the meaning specified in Section 3.1.

“Force Majeure” shall have the meaning specified in Section 9.1.

“Forecasts” shall have the meaning specified in Section 3.1

“Other Party” shall have the meaning specified in Section 9.2.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Purchase Price” shall have the meaning specified in Section 4.1.

“Purchase Order” shall have the meaning specified in Section 3.3.

“Specifications” shall mean the specifications in Exhibit B (as amended in writing from time to time in accordance with this Agreement).

“Term,” “Initial Term,” and “Renewal Term” shall have the respective meanings specified in Section 7.1 hereof.

“Territory” shall mean worldwide.

2	Supply of API

2.1 Agreement to Purchase and Supply. During the Term, Seller will supply the API to Buyer for the Territory in accordance with the Agreement, and Buyer agrees to purchase from Seller one hundred percent (100%) of Buyer’s and Buyer’s Affiliates’ requirements of the API for Finished Products that are to be sold in the Territory. Seller does not have any obligation to sell the API exclusively to Buyer.

2.2 Sale by Affiliates. Notwithstanding anything in this Agreement to the contrary, Seller has the right to cause one or more of its Affiliates to sell the API to Buyer on the terms set forth herein, provided that such action shall not limit or diminish Seller’s duties pursuant to this Agreement. Seller will decide which Facility will manufacture the API supplied under the Agreement in the reasonable exercise of its own discretion. Buyer undertakes to assess the comparability of API from the Copenhagen Facility with API from the Taizhou Facility. In the event that both APIs are comparable and would not require additional toxicology or clinical studies, Buyer undertakes to complete the qualification and registration process of API from both Facilities as soon as commercially reasonable and practicable after the execution and delivery of this Agreement.

2.3 No resale, use of API. Buyer warrants and undertakes not to resell the API to any third party until such time as the API has been incorporated in the Finished Product, and to use the API only for Buyer’s manufacture of Buyer’s Finished Product to be sold in the Territory.

2.4 Regulatory Clearance. Buyer shall be responsible for submitting, obtaining and maintaining regulatory approvals and clearance for the marketing of the Finished Product. Seller will assist and cooperate with Buyer as reasonably required to obtain such regulatory clearance including pre-approval inspections and technical assistance to the extent within Seller’s control.

3	Forecasts, Purchase Orders, Shipping

3.1 Following Commercial Launch of the Finished Products Buyer shall provide Seller with a rolling [***] forecast for its purchases of the API from Seller for the following Calendar Year on or before [***] of each year (“Forecast”). The first Agreement Quarter of such Forecasts shall be binding on Buyer with respect to the quantities of API specified therein (a “Firm Commitment”), whereas the remaining [***] shall constitute a non-binding best estimate at such time of its requirements of the API; provided,

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

however, that no change to a Firm commitment of any Forecast shall be made in any subsequent Forecast. Not less than [***] prior to the date of anticipated Commercial Launch, Buyer shall provide Seller with a Forecast as set out in this Section 3.1 for its estimated purchases of the API. Such Forecasts shall constitute Buyer’s best estimate at such time of its requirements of the API.

3.2 Seller shall within [***] of receipt of each Forecast inform Buyer of any anticipated inability to supply any quantities of the API set out in a Forecast and, in such event, Seller and Buyer shall discuss in good faith a revised delivery schedule and/or Forecast for any such quantities. In the event the Parties are not able to agree on such revisions, Buyer shall be entitled to manufacture itself or purchase from a third party the quantities of API that Seller informs Buyer that it anticipates it will be unable to supply.

3.3 Firm ordering of quantities of API specified in the Firm Commitment in a Forecast provided by Buyer to Seller, and which is not previously covered by an order accepted by Seller, will be performed in writing by Buyer (each, a “Purchase Order”). All Purchase Orders shall include (a) the quantity of the API to be purchased; (b) the requested delivery date(s) which shall not be earlier than [***] from the date on which the Purchase Order is provided to Seller; (c) any other information dictated by the circumstances of the order; and (d) description of the purchased API.

3.4 Seller shall within [***] from receipt confirm whether it is possible to supply the API in the Purchase Order. The quantities in a Purchase Order shall be for no less than [***] of the quantities pursuant to the most recent Forecast. Xellia shall accept supply of quantities in the Purchase Order which are up to [***] of the quantities pursuant to the most recent Forecast, and shall use commercially reasonable efforts to meet Buyer’s requirements for API in excess thereof. In the event that Seller is not able to supply the amount of API within the Forecast provided by Buyer according to Section 3.1 and confirmed by Seller, Buyer shall be entitled to obtain the difference from a third party to fulfill the Forecast for that period regardless of the purchase requirements in Section 2.1.

3.5 In the event that Seller fails to deliver the API on or before the delivery date specified in the accepted Purchase Order, Seller shall notify Buyer of such delay and provide Buyer with the expected date of of arrival for the shipment. If Buyer, in good faith, cannot accept the new date specified for delivery by Seller, or if the shipment fails to arrive within 10 days after the newly specified date, then Buyer may cancel the order. In such case, Buyer shall be entitled to purchase the quantities of API set forth in the cancelled order from a third party regardless of the purchase requirements in Section 2.1. This is Buyer’s sole and exclusive remedy in respect of late delivery.

3.6 Minimum Order Quantity. The total quantity of API ordered by Buyer in a Purchase Order shall be in multiples of Seller’s standard pack sizes.

3.7 Shipping Instructions/Risk of Loss. Seller shall ship API ordered by Buyer, CIP (Carriage and Insurance Paid) to Buyer’s destination or facility within the United States as designated in writing by Buyer prior to Commercial Launch (as defined in the current version of INCOTERMS). Title to and risk of loss of all API shipped hereunder shall pass to Buyer at the time of delivery by Seller in accordance with the specified INCOTERMS.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.8 Standard Forms. In ordering and delivering the API pursuant hereto, Buyer and Seller may employ their standard form, but nothing in those forms shall be construed to modify, amend or supplement the terms of this Agreement and, in the case of any conflict or inconsistency herewith, the terms of this Agreement shall prevail.

4	Purchase Price; Payments

4.1 Purchase Price. Buyer shall pay to Seller the purchase price for the API set forth on Exhibit A (the “Purchase Price”).

4.2 Invoices for API. All invoices hereunder shall be payable by Buyer net thirty (30) days of receipt by Buyer of such invoice, which invoice shall be issued by Seller and dated no earlier than the date of shipment of the API invoiced. The currency of invoice and payment shall be in United States Dollars. On any late payments, an interest of 1.5% per commenced month shall automatically and without further notice be due.

4.3 Taxes. The payments hereunder do not include use, consumption, sales or excise taxes of any taxing authority. The amount of any applicable taxes, if any, will be added to the Price of the API in effect at the time of shipment thereof and shall be reflected and detailed in the invoices submitted to Buyer by Seller. In any event, Seller shall use commercially reasonable efforts to minimize the amount of applicable taxes, if any.

5	Quality; Acceptance, Inspection

5.1 Quality. Seller will manufacture and supply the API to Buyer in accordance with the Specifications, cGMP and applicable law in the country of manufacture.

5.2 Modifications. In case Seller makes a change to the Specifications or the manufacturing process for the API that will result in a change in the quality, potency or stability of the API, Seller will notify Buyer in writing with reasonable lead time before implementing the change.

5.3 Certificate of Analysis. Seller will test and inspect each lot of API for compliance with Specifications prior to the release and shipment thereof to Buyer. Seller will provide a certificate of analysis with each shipment of each lot of API signed by the responsible quality official of Seller.

5.4 Rejection of API; Dispute Resolution.

5.4.1 Buyer shall promptly test and inspect the API upon receipt for compliance with Specifications and either accept or reject it. API may be rejected if it does not comply with the Specifications. Buyer will be deemed to have accepted the API if Buyer does not give written notice of rejection of the API within forty-five (45) calendar days after receipt of the API in question. The written notice of rejection shall be given to Seller and shall include identification of the lot number and description of the Specification failure, and Buyer shall simultaneously send samples of defective API to Seller.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.4.2 In the event that Seller does not agree with Buyer’s claim of non-compliance with the Specifications, the Parties shall endeavour to settle such disagreement amicably and constructively between themselves. In the event that they fail to agree within four (4) weeks after receipt of the notice of rejection, the Parties shall designate an independent, reputable laboratory, acceptable to both Parties, which shall examine representative samples taken from such consignment for compliance with the Specifications, and the result shall be binding on both Parties. The cost of the assessment shall be borne by (i) Buyer if the findings indicate the API met Specifications, (ii) Seller if the findings indicate the API failed to meet Specifications, or (iii) both, in proportion to each Party’s error or oversight.

5.4.3 In cases of justified and properly notified notice of rejections of a particular lot of API, Buyer shall return the rejected API to Seller at Seller’s expense, and at Buyer’s option (i) such API shall be replaced by Seller as soon as commercially reasonable and practicable at Seller’s expense (and the payment in respect of such quantities postponed until such replacement quantities are received by Buyer), or (ii) Seller shall provide a credit or refund in respect of such quantities to Buyer. This is Buyer’s sole and exclusive remedy in respect of defective API.

5.5 Rejected API. API rejected pursuant to Section 5.4 shall be properly tagged and isolated and shall not be released by Buyer without the prior written approval of Seller. Buyer shall not dispose of such API. All API rejected pursuant to Section 5.4 shall be removed (if applicable) and disposed of by Seller, at Seller’s expense, in a manner consistent with applicable laws.

5.6 Inspection Rights. Buyer shall be entitled to inspect the Facilities to the extent relevant for the manufacture of the API per compliance with the terms of this Agreement during Seller’s regular business hours at the Facility, provided that (i) Buyer provide Seller with at least six (6) weeks prior written notice of its intent to inspect such manufacturing operations for routine reasons; (ii) only up to two (2) representatives of Buyer may be present at any given inspection; (iii) the inspection shall preferably only last one (1) day; and (iv) no more than one (1) such inspection may occur in every second calendar year. Notwithstanding the aforementioned, Buyer shall be entitled as soon as commercially reasonable and practicable and within two (2) weeks of prior written notice of its intent to inspect such Facility for cause. In the event of such written notice of intent to inspect for cause, such as discovering of a major quality defect of the API, priority access will occur, however timing of such inspection for cause shall still be commercially reasonable for both Parties. Seller is entitled to make any access to the Facility conditioned upon Buyer’s representatives signing a confidentiality agreement in a commercially reasonable form provided by Seller.

6	Representations and Warranties and Covenants

6.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer that:

6.1.1 The API supplied by Seller under this Agreement shall be in conformity with the Specifications and will be manufactured in accordance with relevant cGMP and all other regulatory requirements under any applicable laws in the Territory.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.1.2 As of the Effective Date Seller holds, and shall continue during the Term to hold, all licenses and permits of regulatory authorities necessary and appropriate for Seller to manufacture and supply the API as contemplated herein.

6.1.3 Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement and its performance of its obligations hereunder have been duly and validly authorized. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditor’s rights.

6.2 Disclaimer of Warranties. Seller makes no other warranties, express or implied then those stated specifically in Section 6.1. Seller disclaims and Buyer waives any and all implied warranties, including but not limited to, implied warranties or merchantability or fitness for a particular purpose.

6.3 Buyer’s Representations, Warranties and Covenants. Buyer hereby represents, warrants and covenants to Seller that:

6.3.1 Buyer will manufacture and market the Finished Product in accordance with relevant cGMP and all other regulatory requirements under any applicable laws in the Territory.

6.3.2 Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement and its performance of its obligations hereunder have been duly and validly authorized. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditor’s rights.

7	Term, Termination

7.1 Term. Unless terminated in accordance with the provisions of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall continue until [***] (the “Initial Term”). Following the Initial Term, this Agreement shall automatically renew for consecutive periods of one (1) year (the “Renewal Term”) unless and until either Party hereto submits to the other Party hereto written notice of its intention not to renew at least twelve (12) months prior to the end of the Initial Term or any Renewal Term, as the case may be. The Initial Term and any Renewal Term(s) are together called the “Term”.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2 Termination. This Agreement may be terminated in the following circumstances:

7.2.1 By either Party, upon notice to the other Party, with immediate effect, in the event of an assignment by the other Party for the benefit of creditors; the admitted insolvency of the other Party; the institution of voluntary or involuntary proceedings by or against the other Party in bankruptcy, insolvency, moratorium or for a receivership, or for a winding-up or for the dissolution or reorganization of the other Party; or the taking of any action by the other Party under an act for relief from creditors; to the extent permitted by applicable Law; or

7.2.2 By either Party upon sixty (60) days’ written notice to the other Party (30 days’ notice in the event of a failure to timely pay the Price) in the event of a failure of such other Party to perform or observe a material obligation imposed by this Agreement, unless such failure is cured or the Parties have reached agreement on a plan to achieve a cure of such failure prior to the end of such period; or

7.2.3 By Seller, if Seller should decide to transfer ownership of the API to a third party or to discontinue manufacturing and marketing the API. Termination pursuant to this Section 7.2.3 shall require twelve (12) months’ prior written notice to Buyer; or

7.2.4 As provided elsewhere in the Agreement, including but not limited to Section 9.3 below.

7.3 Accrued Liabilities. Expiration or termination of this Agreement for any reason shall not discharge either Party’s liability for obligations incurred hereunder.

7.4 Effect of Termination. Upon termination of this Agreement for any reason the following shall apply: (i) Each Party shall return to the other Party or destroy all copies of documents containing Confidential Information of the other Party; and (ii) All Purchase Orders (whether or not confirmed by Seller) shall be cancelled.

7.5 Survival. Sections 2.3, 2.4, 6, and 8 , together with other terms and conditions under this Agreement that by their intent or meaning have continuing validity, shall survive the termination of this Agreement.

8	Confidentiality

8.1 Both Parties shall keep confidential any and all Confidential Information disclosed by the other Party, whether prior to or during the term of this Agreement. Both Parties shall (i) use the Confidential Information only for performance under this Agreement, (ii) not disclose such Confidential Information obtained from the other Party to any third party other than to the regulatory authorities to which the receiving Party will need to make disclosure as legally required for the purpose of registration of the API as contemplated by this Agreement, (iii) limit disclosure to those of its employees as are considered necessary for the manufacture of the Finished Product or the API as contemplated by this Agreement, and (iv) to impose upon such employees obligations of confidentiality, non-disclosure, and non-use at least as restrictive as the obligations set forth herein.

8.2 The obligations according to Section 8.1 shall not apply to the extent that (i) the information has become public knowledge prior to or after its disclosure otherwise than through acts or omissions attributable to the receiving Party or its employees, (ii) the information has come into the receiving Party’s possession without restriction on confidentiality, disclosure, or use from a third party who had the lawful right to disclose the information, or (iii) was known to the receiving Party as demonstrated by competent written evidence prior to the receipt of such confidential information from disclosing Party.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3 Except as otherwise expressly set forth herein, nothing contained in this Agreement shall be construed as granting to the receiving Party any right, title or interest in or to, or any license under, (i) Confidential Information provided by the disclosing Party or (ii) intellectual property of other proprietary rights belonging to the disclosing Party.

8.4 In the event of any conflict or inconsistency between the provisions of this Section 8 and the provisions of that certain Confidentiality Agreement between Seller and Buyer dated as of June 30, 2011, the provisions affording the highest degree of confidentiality protection shall apply and take precedence.

9	Force Majeure

9.1 The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected, and which could not with the exercise of due diligence have been avoided (a “Force Majeure”), including, but not limited to, fire, accident, breakdown of machinery, labor difficulty (other than on the part of employees of the Party), strike (other than on the part of employees of the Party), riot, civil commotion, act of God, or change in Law shall suspend such performance during the continuation of Force Majeure.

9.2 The Party prevented from performing its obligations or duties because of Force Majeure shall promptly notify in writing the other Party hereto (the “Other Party”) of the occurrence and particulars of such Force Majeure and shall provide the Other Party, from time to time, with its best estimate of the duration of such Force Majeure and with written notice of the termination thereof. The Party so affected shall use its best efforts to avoid or remove such causes of nonperformance. Upon termination of Force Majeure, the performance of any suspended obligation or duty shall promptly recommence. Neither Party shall be liable to the other Party for any damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of Force Majeure.

9.3 In the event that Force Majeure has occurred and is continuing for a period of at least six (6) months, the Other Party shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice.

10	Insurance

10.1 Each Party shall obtain and keep in force during the Term, Commercial General Liability insurance (including product liability) coverage in an amount of not less than USD 5,000,000; provided, however, that the obligations of Buyer shall commence with Commercial Launch. As of the Effective Date and prior to Commercial Launch Buyer shall obtain and keep in force Commercial General Liability insurance (including product liability) coverage in an amount of not less than USD 1,000,000. If such insurances are provided on a claims-made basis, such coverage must be maintained for a period of not less than five (5) years after termination of this Agreement. Each Party shall provide the

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

other Party proof of such insurance upon request. Each Party shall endeavor to give written notice to the other Party of any cancellation, termination or change in such insurance. Each Party may substitute a self-insurance program on written notice to the other Party with information demonstrating the adequacy of such program.

11	Indemnification

11.1 Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, officers, directors, employees, agents, and their respective successors and assigns from and against any and all loss, damage, claim, injury, cost or expenses (including without limitation reasonable attorney’s fees), incurred in connection with third party claims of any kind that arise out of or are attributable to: (i) Seller’s breach of any of its warranties, representations, covenants or obligations set forth herein; or (ii) the negligent act or omission of Seller.

11.2 Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, officers, directors, employees, agents, and their respective successors and assigns, from and against any and all loss, damage, claim, injury, cost or expenses (including without limitation reasonable attorney’s fees), incurred in connection with third party claims of any kind that arise out of or are attributable to (i) Buyer’s breach of any of its warranties, representations, covenants or obligations set forth herein or (ii) the negligent act or omission of Buyer.

11.3 Any demand or claim made under this Section 11 shall be subject to written notification forthwith. Neither Party shall be entitled to settle any claims, demands, liabilities, suits or expenses as mentioned under this Section 11 without the other Party’s prior written consent if it seeks indemnification from the other Party, which consent shall not be unreasonably conditioned, delayed, or withheld.

11.4 IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING LOSS OF PROFIT AND LOSS OF GOODWILL, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT.

12	Governing Law and Venue

12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the conflicts of law principles thereof.

12.2 Dispute Resolution. Except as specified in Section 5.4.2, all disputes arising out of, or in relation to, this Agreement shall be resolved amicably and, if necessary and appropriate, shall be referred for decision forthwith to a senior executive of each Party. If no agreement can be reached through this process within thirty (30) days of request by one Party to the other Party to nominate a senior executive for dispute resolution, then either Party hereto shall be entitled to refer such dispute to arbitration or mediation in accordance with the “Commercial Arbitration Rules and Mediation Procedures” of the American Arbitration Association(“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

award. The arbitrator shall be selected within twenty (20) business days from commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Within forty-five (45) days of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight (8) months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the Parties. The arbitration shall be held in New York and the arbitrator shall apply the substantive law of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to appointment of the arbitrator or thereafter if he is unavailable, emergency relief is available from any court to avoid irreparable harm. The arbitrator shall not award either party punitive, exemplary, multiplied or consequential damages, or attorneys’ fees or costs.

13	Miscellaneous

13.1 Assignment. Except as provided for in Section 2.2 above, this Agreement shall not be assignable or transferable by either Party hereto except with the prior consent in writing of the other Party, such consent not to be unreasonably conditioned, delayed, or withheld, provided, however, that Buyer may assign this Agreement without consent of Seller to a successor by merger, acquisition, sale, or other transfer of Buyer or of all or substantially all of Buyer’s business assets to which this Agreement relates. In event of the aforementioned, Buyer shall without undue delay give notice in accordance with Section 13.3 to Seller of any such assignment.

13.2 Severability. In the event that any one or more of the agreements, provisions or terms contained herein shall be declared invalid, illegal or unenforceable in any respect, the validity of the remaining agreements, provisions of terms contained herein shall in no way be affected, prejudiced or invalidated thereby.

13.3 Notices. All notices, reports and other communications required by this Agreement shall be transmitted by overnight courier service or by facsimile transmission with confirmed answer back to the other Party at its address set forth below, or such other address as shall be specified by the Parties hereto by written notice given in accordance with this section and shall be effective upon receipt thereof.

If to Seller: Xellia Pharmaceuticals ApS Dalslandsgade 11 DK-2300 Copenhagen S. Denmark Att: Vice President, Sales and Marketing Telefax: +45 32 64 55 01	with a copy to: Xellia Pharmaceuticals ApS Dalslandsgade 11 DK-2300 Copenhagen S. Denmark Attention: Vice President, Legal Dep. Telefax: +45 32 64 55 01

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If to Buyer: Savara Inc. 900 S. Capital of Texas Highway	with a copy to: Savara Inc. 900 S. Capital of Texas Highway
Suite 150 Austin, Texas 78746 USA Attention: Head of Business Operations Telefax: +1 (855) 298-2020	Suite 150 Austin, Texas 78746 USA Attention: Legal Affairs Telefax: +1 (855) 298-2020

13.4 Entire Agreement. This Agreement, including the Exhibits attached hereto, constitute the entire understanding of the Parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof. This Agreement may be amended or modified only by written agreement executed by the Parties hereto.

13.5 Public Disclosure. Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party, to comply with applicable laws, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party’s performance hereunder will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. The Parties agree that they will coordinate and allow the other Party to comment before any disclosure which is deemed necessary in order to comply with applicable law.

13.6 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13.7 Independent Contractors. Buyer and Seller are independent of each other and nothing contained herein shall be construed to create a joint venture, partnership, or an association of any kind. Neither Party is authorized to, nor shall it, incur any liability whatsoever for which the other may become directly, indirectly or contingently liable. Furthermore neither of the Parties shall act or represent or hold itself out as having authority to act as an agent or a partner of the other Party, or in any way bind or commit the other Party to any obligations.

13.8 Interpretation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “including” shall not limit a more general preceding phrase and the word “hereof” shall refer to this Agreement as a whole. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction against either Party shall apply to any term or condition of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Xellia Pharmaceuticals ApS	Savara Inc.

/s/ Gael Bernard	/s/ Rob Neville
By:	By:
Name: Gael Bernard	Name: Rob Neville
Title: VP of Sales and Marketing	Title: CEO

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A – PRICES AND ADJUSTMENTS

API	Purchase Price
Vancomycin Hydrochloride:	[	***]

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B – SPECIFICATIONS

As per copy attached of

•	Revision No. 00 having effect as of the Effective Date.

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B — SPECIFICATIONS

Here is the specification for Vancomycin HCI, Non Sterile, USP (A433) from Xellia Copenhagen. The below specifications reflect the current Xellia Specification 6333.10 as of September 22nd, 2016. The current version of Xellia Specification 6333.10 supersedes the specification detailed in Exhibit B.

Appearance: A white or almost white powder.

Identification

a.	Vancomycin hydrochloride (HPLC): Must comply with the standard.

b.	Vancomycin hydrochloride (IR): Must comply with the standard.

Purity Tests

[***]

Assay

[***]

Complies with current edition of USP.

Execution version

[***] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Here is the specification for Vancomycin HCI, Non Sterile, USP (C433). The below specifications reflect the current Xellia Specification 1-1473 as of September 22nd, 2016. The current version of Xellia Specification T-1473 supersedes the specification detailed in Exhibit B.

Storage condition: 2-8°C.

Shelf life: 36 months

Appearance: A white or almost white powder.

Identification

a.	Vancomycin hydrochloride (IR): Must comply with the standard.

b.	Vancomycin hydrochloride (HPLC): Must comply with the standard.

Purity Tests

[***]

Assay

[***]

Complies with current edition of USP.

CONFIDENTIAL 17 OF 17